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[INVESCO AIM LOGO APPEARS HERE]
--Servicemark--

July 14, 2009

Board of Trustees
AIM Equity Funds (the "Trust")
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re: Initial Capital Investment in New Portfolio of the Trust (the "Fund")

Ladies and Gentlemen:

We are purchasing shares of the Fund for the purpose of providing initial investment for the new investment portfolio of the Trust. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

We shall and hereby agree to purchase one Class Y share of AIM Disciplined Equity Fund at a net asset value equal to the net asset value of the Atlantic Whitehall Equity Income Fund as of July 14, 2009.

We hereby represent that we are purchasing the share solely for our own account and solely for investment purposes without any intent of distributing or reselling said share. We further represent that disposition of said share will only be by direct redemption to or repurchase by the Trust.

Sincerely yours,

INVESCO AIM ADVISORS, INC.


/s/ John M. Zerr
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John M. Zerr
Senior Vice President

cc:   Mark Gregson
      Michael Hanna